UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

POWERSECURE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1169358
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $.01 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities Act registration statement file number to which this Form relates:

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

PowerSecure International, Inc., a Delaware corporation (the “Company”), is filing this Registration Statement on Form 8-A in connection with the transfer of the listing of its Common Stock, par value $.01 per share (“Common Stock”), from The NASDAQ Global Select Market to the New York Stock Exchange, which is expected to become effective on August 28, 2013.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The following is a description of the general terms of the Common Stock, par value $.01 per share (“Common Stock”), of the Company. This description is a summary only and not meant to be complete, but is qualified in its entirety by reference to the Company’s Second Restated Certificate of Incorporation, as amended (“Restated Certificate”), the Company’s Amended and Restated By-Laws and the General Corporation Law of the State of Delaware.

Under the Restated Certificate, the Company is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share. As of August 1, 2013, 19,323,606 shares of Common Stock were issued and outstanding. In addition, under the Restated Certificate, the Company is authorized to issue 3,500,000 shares of Preferred Stock, par value $.01 per share, of which no shares were issued and outstanding as of August 1, 2013.

The holders of shares of Common Stock are entitled to one vote for each share in the election of directors and on all other matters submitted to a vote of the stockholders. The holders of shares of Common Stock do not have cumulative voting rights in the election of directors or any preemptive rights to purchase or subscribe for our securities. Shares of Common Stock are not convertible into any other securities and are not subject to redemption by the Company. All outstanding shares of Common Stock are, and any additional shares of the Common Stock that the Company may issue upon the exercise of any outstanding stock options will upon issuance be, fully paid and non-assessable.

Subject to the rights of the holders of any shares of preferred stock then outstanding, the holders of shares of Common Stock are entitled to receive ratably such dividends and other distributions, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available for that purpose.

In the event of the liquidation, dissolution or winding-up of our affairs, the holders of shares of Common Stock will be entitled to share ratably in our net assets that are remaining after payment or provision for payment of all of our debts and obligations and after payment of any liquidation preferences to the holders of any shares of preferred stock then outstanding.

The rights of holders of shares of Common Stock are subject to and may be adversely affected by the rights, preferences and privileges of the holders of shares of any series of preferred stock that we may issue in the future.

The transfer agent and registrar for the Common Stock is Computershare Investor Services, LLC.

Item 2. Exhibits.

In accordance with the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

Date: August 12, 2013	By	/s/ SIDNEY HINTON
Sidney Hinton, President and Chief Executive Officer

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